EXHBIIT 99.1

**PRESS RELEASE**

Contact:
Randall E. Black
President & Chief Executive Officer
(570) 662-2121

FIRST CITIZENS NATIONAL BANK ANNOUNCES FILING OF APPLICATION TO CONVERT TO A PENNSYLVANIA-CHARTERED BANK AND TRUST COMPANY
January 17, 2012

Citizens Financial Services, Inc. (OTC BB: CZFS), the holding company for First Citizens National Bank (the “Bank”), today announced that the Bank has submitted an application to the Pennsylvania Department of Banking to convert its charter from a national bank to a Pennsylvania-chartered bank and trust company.  Subject to receiving the necessary regulatory approvals, the charter conversion is expected to be completed in the second or third quarter of calendar year 2012 and the converted bank will operate under the name First Citizens Bank.

         Randall E. Black, President and Chief Executive Officer of the Bank and the Company, commented, “We have had considerable success as a national bank.  We have determined, however, that a state bank charter serves the needs of a community bank like ours more effectively.  We also anticipate cost savings with respect to overhead assessments by the Pennsylvania Department of Banking compared to the Bank’s current regulator, the Office of the Comptroller of the Currency. From our customers’ perspective, the charter conversion should be transparent.   The terms and conditions of our customers’ loans and deposit accounts will not be affected by the charter change.”

Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 18 offices are located.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases Citizens Financial Services, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including the Risk Factors described in Citizens Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.